Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Sable Offshore Corp. (formerly known as Flame Acquisition Corp.) on Form S-1 of our report dated March 31, 2023, which includes an explanatory paragraph as to Flame Acquisition Corp.’s (now known as Sable Offshore Corp.) ability to continue as a going concern, with respect to our audits of the financial statements of Flame Acquisition Corp. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on February 14, 2024, effective immediately following the filing of the Flame Acquisition Corp.’s yearly report on Form 10-K for the year ended December 31, 2023, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, Flame Acquisition Corp. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 14, 2024